Exhibit (n)(1)

1095 Avenue of the Americas New York, NY 10036-6797 +1 212 698 3500 Main +1 212 698 3599 Fax www.dechert.com

April 26, 2018

Board of Directors

Alternative Investment Partners Absolute Return Fund STS

100 Front Street, Suite 1100

West Conshohocken, Pennsylvania 19428-2881

Ladies and Gentlemen:

We have acted as counsel to Alternative Investment Partners Absolute Return Fund STS, a Delaware statutory trust (the “Fund”), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of Pre-Effective Amendment No. 1 to the Registration Statement on Form N-2. The Fund was organized pursuant to a Certificate of Trust and an Agreement and Declaration of Trust, both dated as of October 27, 2005 (together, the “Trust Agreement”), among the Trustees and the holders of shares of beneficial interest issued thereunder. Capitalized terms used but not otherwise defined herein have the respective meanings ascribed to them in the Trust Agreement.

In rendering the opinions set forth herein, we have examined the Fund’s Prospectus and Statement of Additional Information as filed with the Securities and Exchange Commission on April 26, 2018 (collectively, the “Offering Memorandum”), the Trust Agreement and the Memorandum and Articles of Association (the “Memorandum and Articles”) of AIP Absolute Return Fund LDC (the “Offshore Fund”), a Cayman Islands limited duration company, in which the Fund invests substantially all of its assets

We assume that (i) the Fund has been and will be operated in accordance with the terms of the Trust Agreement, the provisions of the Delaware Statutory Trust Statute, as amended, and the Offering Memorandum, and (ii) the Offshore Fund has been operated in accordance with the terms of the Memorandum and Articles, as amended, and all other applicable laws governing Cayman Islands limited duration companies, and the Offering Memorandum. In this regard, we have also relied, without independent investigation, on factual matters contained in the Offering Memorandum and on representations from the Fund. Any alteration of such facts may adversely affect this opinion.

We have also examined such certificates and documents that we have deemed necessary and appropriate. Furthermore, we have assumed the legal capacity of all natural persons signing or delivering any instrument, the genuineness of all signatures of persons on original documents, the authority of all persons signing such documents, the authenticity of all documents submitted to us

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as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

Based on and subject to the foregoing, we are of the opinion that for Federal income tax purposes:

1.	the Fund will be classified as a partnership and each member of the Fund (a “Member”) will be treated as a partner of such partnership at all times during which the Fund has two or more Members; and

2.	the Fund will not be classified or treated as an association taxable as a corporation or a publicly traded partnership taxable as a corporation.

3.	income and gains derived from an investment in the Fund should not be treated, solely by reason of such investment, as unrelated business taxable income (within the meaning of Section 512(a) of the Code) in respect of an investor in the Fund that is exempt from Federal income tax (“Exempt Entity”) under Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

This opinion does not address the potential for an Exempt Entity investor to generate unrelated business taxable income from its own activities, such as borrowing to make an investment in the Fund or utilizing the interests of the Fund in any trade or business.

In rendering the foregoing opinions, we are relying upon the provisions of the Code, Treasury Regulations promulgated thereunder (“Regulations”), published rulings thereunder and judicial interpretations thereof in existence on the date hereof. The Code and Regulations upon which the foregoing opinions are based and the administrative and judicial interpretations thereof are subject to change either by a statutory amendment to the Code, by an administrative change to the Regulations or published rulings or by new judicial decisions. Any such changes might be retroactive and might adversely affect the tax status of the Fund.

The opinions expressed herein have been rendered at your request, are solely for your benefit in connection with the Offering and may not be relied upon by you or any other person in any manner or for any other purpose. We do not assume any continuing obligation or responsibility to advise you of any changes in law, or any change of circumstances of which we become aware, which may affect either of the opinions expressed herein, or to update, revise or supplement any opinion herein for any reason whatsoever.

You should recognize that our opinions are not binding on the Internal Revenue Service (“IRS”) and that the IRS may disagree with the opinions contained herein. There can be no assurance that our opinions will be sustained if challenged.

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We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us under the heading “Tax Aspects” in the Prospectus and Statement of Additional Information.

Very truly yours,

/s/ Dechert LLP

Dechert LLP